Exhibit 5

                                BAKER & McKENZIE
                                Attorneys at Law

                            2300 Trammell Crow Center
                                2001 Ross Avenue
                               Dallas, Texas 75201


                                January 10, 2001


Board of Directors
Transaction Systems Architects, Inc.
224 South 108th Avenue
Omaha, Nebraska  68154

Re:      Transaction Systems Architects, Inc. (the "Company")

Gentlemen:

         We have acted as your counsel in connection with the registration, on a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 370,000 shares of the Company's Class A Common Stock, $.005 par value per share (the "Stock"). The Stock is to be issued by the Company upon the exercise of outstanding options granted under the MessagingDirect Ltd. Amended and Restated Employee Share Option Plan (the "Plan") and to be assumed by the Company pursuant to a Combination Agreement dated as of October 24, 2000, by and among the Company, Transaction Systems Architects Nova Scotia Company, TSA Exchangeco Limited and MessagingDirect Ltd. (the "Combination Agreement") and Plan of Arrangement attached thereto (the "Plan of Arrangement"). We have reviewed the Registration Statement, the Combination Agreement, the Plan of Arrangement, the charter and by-laws of the Company, corporate proceedings of the Board of Directors relating to the issuance of the shares of Stock, and such other documents, corporate records and questions of laws as we have deemed necessary to the rendering of the opinions expressed below.

         In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic or other copies. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

         Based upon the foregoing, we are of the opinion that the 370,000 shares of Stock to be issued by the Company, as described in the Plan and the Plan of Arrangement, will be validly issued, fully paid and non-assessable when issued and paid for in the manner contemplated in the Plan and Plan of Arrangement.

         The opinion expressed above is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

         This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, this firm does not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



                                            Very truly yours,



                                            Baker & McKenzie